UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         May 24, 2005

Hibernia Corporation
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-10294 (Commission File Number)	72-0724532 (IRS Employer Identification No.)
313 Carondelet Street, New Orleans, Louisiana 70130 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (504) 533-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

         On May 24, 2005, the Board of Directors of Hibernia Corporation (“Hibernia”) amended the 2005 Deferred Compensation Plan (the “Plan”), which was adopted by the Board in April 2005, (i) to conform the calculation of the company’s matching contribution to Hibernia’s prior deferred compensation plan, (ii) to expressly provide for the withholding and remission of employment taxes and (iii) to include a provision from the prior deferred compensation plan for the payment of benefits to minors and certain others. A copy of the amendment is filed as an exhibit hereto.

        Also on May 24, 2005, the Board of Hibernia amended the Hibernia Corporation 1993 Director Stock Option Plan (the “Option Plan”), solely to the extent such action would not result in any awards under such plan being subject to additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended, to provide that any non-employee director whose service with Hibernia terminates by reason of the merger of Hibernia with Capital One Financial Corporation shall be deemed to have retired for purposes of the Option Plan, regardless of whether such director’s termination of service constitutes a “retirement” within the meaning of the Option Plan. The effect of this amendment is to permit stock options issued under the Option Plan to remain exercisable for one year following the date of such retirement subject to the limitations imposed under Section 409A of the Code.

Item 9.01 Financial Statements and Exhibits.

    (c)        The exhibit listed below is being filed pursuant to Item 1.01 hereof as a part of this current report on Form 8-K.

Exhibit No.        Description

10.1                    Hibernia Corporation 2005 Deferred Compensation Plan Amendment No. 1

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2005	HIBERNIA CORPORATION (Registrant) By: /s/ Cathy E. Chessin Cathy E. Chessin Executive Vice President, Secretary and Corporate Counsel

EXHIBIT INDEX

Exhibit No.        Description

10.1                    Hibernia Corporation 2005 Deferred Compensation Plan Amendment No. 1

Exhibit 10.1

HIBERNIA CORPORATION
2005 DEFERRED COMPENSATION PLAN

AMENDMENT NO. 1

        Whereas, Hibernia Corporation (the “Company”) maintains the 2005 Deferred Compensation Plan, which is intended to be an unfunded deferred compensation arrangement for the benefit of key management officers and employees of the Company and its affiliates and is effective as of January 1, 2005 (the “Plan”);

        Whereas, under Section 12.5 of the Plan, the Board of Directors of the Company possesses the authority to amend the Plan without the consent of any Participant thereunder, provided that the amendment does not reduce the amount credited to Accounts of Participants (each term as defined in the Plan);

        Now, Therefore, the Plan shall be amended as follows, effective as of January 1, 2005 (the “Effective Date”):

    1.        Matching Contributions:

        Section 5.1 of the Plan shall be amended and restated in its entirety as follows:

5.1 Matching Contributions. As of the last day of each Plan Year for which a Participant is entitled to a matching contribution under the Company’s Retirement Security Plan (the “RSP”), there shall be credited to such Participant’s Matching Account hereunder a Matching Contribution in amount equal to the difference between:

a.

The product of (i) the maximum matching contribution percentage determined under the RSP with respect to such year (or, if less, the sum of the Participant’s Deferral Election percentage under this Plan and the Participant’s Deferral Election percentage determined under the RSP), multiplied by (ii) the sum of the Participant’s Base Compensation for such Plan Year and such Participant’s Bonus, (whether paid or deferred hereunder or under the RSP); and

b.

Any amount credited to such Participant’s matching contribution account maintained under the RSP with respect to such year; provided, however, that in the year the Participant’s employment with the Company and its Affiliates ceases, the amount credited to the Participant’s Account shall be prorated, based upon the number of full calendar months during which the Participant was employed.

For purposes of this Section 5.1, “Deferral Election” means a Participant’s written election, made in accordance with Article IV hereof and in such form as specified by the Committee, to forego receipt of a stipulated whole percent of Base Compensation and/or a stipulated whole percent of Bonus, subject to such limitations as may be imposed, from time to time, by the Committee.

Each Participant’s Matching Account shall be subject to the vesting schedule set forth in the RSP, taking into account such service as may be permitted under the RSP.

    2.        Taxes. The following sentence shall be added at the end of Section 11.5:

In addition, certain employment taxes may become payable by a Participant with respect to Plan benefits prior to the date on which payments are made under the Plan, and the Company and its Affiliates and subsidiaries shall have the right to withhold such employment taxes from other amounts payable to the Participants.

    3.        Facility of Payment. The following paragraph is added as Section 12.7 of the Plan:

12.7 Facility of Payment. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to such person’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Company therefor.

        THIS AMENDMENT is executed this 24th day of May, 2005, to be effective as of the date set forth above.

HIBERNIA CORPORATION By: /s/ J. Herbert Boydstun J. Herbert Boydstun President and Chief Executive Officer